Exhibit 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

Riverview Financial Corporation Announces

Dividend Reinvestment and Stock Purchase Plan

HALIFAX, PA, March 10, 2011 — Riverview Financial Corporation (OTCQB: RIVE) announced today that it has implemented a Dividend Reinvestment and Stock Purchase Plan (the “Plan”).  The Plan enables registered stockholders to automatically reinvest all or a portion of their cash dividends into the purchase of additional common shares of Riverview.  Stockholders enrolled in the Plan will also have the option to make voluntary cash contributions to the Plan on a quarterly basis in order to purchase additional shares of common stock.  A 5% discount will be applied to the purchase price of all shares purchased by the Plan.  Shares purchased by the Plan will only be made in open market or in privately negotiated transactions (or a combination of both) and will be administered by Riverview’s transfer agent, Registrar & Transfer Company.  Riverview will not offer or sell any of its treasury shares or authorized but unissued shares to the Plan, and, therefore, will not receive any proceeds from the purchase of common stock by the Plan.

Mr. Robert M. Garst, Chief Executive Officer, stated “We believe establishing this plan is an excellent way in which our stockholders can be rewarded for their loyalty.  The Plan provides a convenient and cost free way for stockholders to increase their investment in Riverview common stock at a discount.”

Copies of the Plan prospectus and information concerning the Plan, including how to enroll, may be obtained by contacting either Terry Wasko, Chief Financial Officer at Riverview or:

Registrar and Transfer Company

Attention: Dividend Reinvestment

10 Commerce Drive

P.O. Box 664

Cranford, New Jersey 07016

(800) 368-5948

info@rtco.com

www.rtco.com

Riverview Financial Corporation, headquartered in Halifax, PA, is the bank holding company for Riverview National Bank, headquartered in Marysville, PA.  Riverview National Bank operates five branches under the name The First National Bank of Marysville, a division of Riverview National Bank, and four branches under the name Halifax National Bank, a division of Riverview National Bank.  On December 31, 2010, Riverview Financial Corporation had total assets of approximately $275.4 million.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the corporation’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Cautionary Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffectiveness of its business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. Please carefully review the risk factors described in other documents the corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the corporation with the Securities and Exchange Commission.